EXHIBIT 23.1
                         Consent of Independent Auditor


CONSENT OF INDEPENDENT AUDITOR

Braverman & Company, P.C.
Certified Public Accountant

The Board of Directors
Master Distribution Systems, Inc.

Gentlemen:

This letter will authorize you to include the Audit of your company dated March 3, 2004 in the Registration Statement on Form SB-2 to be filed with the Securities and Exchange Commission.


Yours Truly,

/s/ Braverman & Company, P.C.
-----------------------------
August 12, 2004